UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                          -----------------------------
                           NOTIFICATION OF LATE FILING
                             SEC FILE NUMBER 0-24974


                                  [ ] Form 10-K
                                  [ ] Form 11-K
                                  [ ] Form 20-F
                              [X] Form 10-Q and Form 10-KSB
                                 [ ] Form N-SAR

                       For Period Ended: March 31, 2002

                       [ ] Transition Report on Form 10-K
                       [ ] Transition Report on Form 10-Q
                       [ ] Transition Report on Form 20-F
                       [ ] Transition Report on Form N-SAR
                       [ ] Transition Report on Form 11-K

                   For the Transition Period Ended: _________

          Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

          If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

   PART I -- REGISTRANT INFORMATION

   Full Name of Registrant
                             DiaSys Corporation
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   Former Name if Applicable

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   Address of Principal Executive Office (Street and Number)

                        81 West Main Street
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   City, State and Zip Code

                             Waterbury, CT  06702
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   PART II -- RULE 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

     |X| (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     |X| (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     |_| (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


   PART III -- NARRATIVE

     State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

        The President and Chief Executive Officer is currently out of the country attending meetings with our exclusive distributor in China.
	  He will return in three days and the Company prefers to have him available to provide any updates regarding the trip.

   PART IV--OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification.

        Diane J Sentner               203                     755-5083
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         (Name)                 (Area Code)               (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such Shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
          |X| Yes | | No

(3)	Is it anticipated that any significant change in results of
(4)	Operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the
subject report or portion thereof? | | Yes   |X | No

          If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                             DIASYS CORPORATION
              ----------------------------------------------------
                  (Name of Registrant as Specified in Charter)

   has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

           May 15, 2002                          /s/ Diane J Sentner
   Date -----------------------            By----------------------------------
                                                Chief Financial Officer